                                                                 Exhibit 99.3

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NEWS RELEASE
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601 S. Harbour Island Boulevard                              W. Michael Kipphut
P.O. Box 30101                                               Vice President
Tampa,  FL  33630-3101
(813) 204-5200



                                      EVENFLO & SPALDING HOLDINGS CORPORATION
 [LOGO]                               COMPLETES RESTRUCTURING



CHICOPEE, MA, VANDALIA, OH AND NEW YORK, NY, August 21, 1998 -- Evenflo & Spalding Holdings Corporation (E&S), the parent company of Spalding Sports Worldwide (Spalding) and Evenflo Company, Inc. (Evenflo), today announced that it had completed the previously announced restructuring of the Company which resulted in the separation of Spalding and Evenflo into two stand-alone companies, the infusion of $100 million of equity into E&S and the reduction of approximately $278.8 million of debt under E&S's senior credit facilities. The corporate entity now known as Evenflo & Spalding Holdings Corporation will be renamed Spalding Holdings Corporation, which now includes Spalding's operations in addition to an equity interest of approximately 42% in Evenflo.

The separation was accomplished through the sale by a Spalding subsidiary of 51% of the outstanding common stock of Evenflo to an affiliate of Kohlberg Kravis Roberts & Co. (KKR) for $25.5 million, and of approximately 7% of Evenflo's outstanding common stock to Great Star Corporation, an affiliate of Abarco N.V. (Abarco), for $3.3 million. Both KKR and Abarco are current shareholders of E&S. KKR also acquired shares of noncash pay preferred stock of Evenflo for $40 million in cash. Evenflo received $120 million of proceeds from certain other debt financings to repay indebtedness owed to E&S and to pay certain fees and expenses. The proceeds of these transactions were used to repay E&S debt under its senior credit facilities. After giving effect to the recapitalization, Evenflo has approximately $48 million of availability for general corporate purposes (after giving effect to $42 million of outstanding letters of credit and bankers' acceptances) under a new $100 million revolving credit facility, $10 million of which was drawn at closing.

As part of the restructuring, E&S has reached agreement with its bank syndicate to amend its senior credit facilities by removing certain financial ratio requirements until December 31, 1999, and to amend certain other covenants. In addition, KKR invested $100 million in exchange for noncash pay preferred stock of E&S. Proceeds of that investment, together with the proceeds received from the Evenflo sale and debt financings, were used to repay approximately $278.8 million of debt under E&S's senior credit facilities. After this repayment of debt, E&S's next scheduled principal payment under the amended senior credit facilities will be in the year 2002.

Evenflo is one of the most recognizable producers of infant and juvenile products under the Evenflo, Gerry and Snugli brand names. Headquartered in Vandalia, Ohio, Evenflo's product line includes car seats, strollers, stationary activity centers, gates, high chairs, play yards, cribs, child carriers, nursers and a wide variety of infant accessories.

Founded in 1876, Spalding is a leading manufacturer of products serving sporting goods markets under the Spalding, Top-Flite, Ben Hogan, Etonic and Dudley brand names. Headquartered in Chicopee, Massachusetts, Spalding markets a broad range of recreational and athletic goods, including products used in golf, basketball, softball, baseball, volleyball, soccer, tennis, racquetball and football.




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